E X H I B I T   9 9

                         OPINION OF FRIEDMAN & FRIEDMAN,
                   INDEPENDENT AUDITORS FOR ALPNET CANADA INC.

To the Shareholder of
ALPNET Canada Inc.

We have audited the balance sheets of ALPNET Canada Inc. as at December 31, 1996 and 1995 and the statements of earnings, deficit and changes in financial position for each of the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1996 and 1995 and the results of its operations and the changes in its financial position for each of the years in the three year period ended December 31, 1996 in accordance with generally accepted accounting principles.

\s\FRIEDMAN & FRIEDMAN

Chartered Accountants

Montreal, Quebec
February 10, 1997